SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 2, 2008

DesignerSportsApparel, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139343	20-3491905
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

207 N. Center Street, Unit A, Arlington, TX	76011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  817-727-3928

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 15, 2008, we (“Maker”) sold a Promissory Note for $28,000 to a single purchaser (“Holder”), whereby we agreed to pay interest at an annual rate of twelve percent (12%) for the period of the Note in addition to the principal amount of $28,000 to Holder on or before the maturity date of July 16, 2008.

The extension of the maturity date of the Note beyond July 16, 2008 may be granted only by the Holder of the Note, evidenced by mutual written consent of both Holder and Maker. The Holder, at his sole discretion, may elect to receive the interest due in the form of common stock of Designer Sports Apparel, Inc.  The number of shares to be received by the Holder in lieu of cash payment of interest earned, if elected by Holder, shall be calculated at the same or equivalent pricing of the most recent equity financing offered by the Maker during the period of the loan.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On July 2, 2008, we completed an offering of shares of our common stock in an offering under Rule 506 of Regulation D of the Securities Act of 1933. Upon closing, we issued 460,000 shares of our restricted common stock at the price of $0.25 per share for total proceeds of $115,000. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. We issued the stock certificates and affixed the appropriate legends to the restricted stock. At the close of the offering, there were a total of 6,217,000 shares of our common stock issued and outstanding.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

10.1        Promissory Note made by DesignerSportsApparel, Inc. and held by Irvin David, an Individual

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DesignerSportsApparel, Inc.

/s/ David Parker
David Parker
Chief Executive Officer

Date:         July 2, 2008